Exhibit 99.1

Contact: Donna Shaults Enesco Group, Inc. 630-875-5464 dshaults@enesco.com
ENESCO GROUP, INC. REPORTS THIRD QUARTER 2006 RESULTS
Itasca, Ill. — November 14, 2006 - Enesco Group, Inc., a leader in the giftware, and home and garden décor industries, today announced financial results for the third quarter ended September 30, 2006.
Third Quarter 2006 and Recent Highlights
•	Enesco signed a thirteenth amendment to its U.S. credit facility, which has the effect of extending the current financing until December 29, 2006 and requires Enesco to enter into a definitive agreement by November 30, 2006 for a transaction that will refinance the credit facility.

•	During the quarter, Enesco engaged Mesirow Financial, Inc., to assist in pursuing alternative financing and reviewing strategic alternatives with the Company.

•	Net revenues for the third quarter were $50.8 million compared to $75.5 million in the third quarter of 2005, largely reflecting the elimination of Precious Moments sales as of December 2005, lower than planned supplier production in China and shipping delays.

•	Third quarter gross profit margin increased to 42% versus 41% from a year ago.

•	Third quarter SG&A decreased 20% to $23.8 million from $29.9 million in the third quarter of 2005.

•	Net loss for the third quarter increased to $5.5 million from a net loss of $2.1 million in the third quarter of 2005, primarily due to lower sales during the quarter, despite a reduction in operating expenses.

•	N.C. Cameron & Sons, Enesco’s Canadian subsidiary, was named 2006 Supplier of the Year by the Canadian Gift & Tableware Association.
Third Quarter
Net revenues were $50.8 million compared to $75.5 million in the third quarter of 2005. Third quarter 2006 revenues do not include U.S. Precious Moments sales while third quarter 2005 included $10.9 million in U.S. Precious Moments sales. Excluding U.S. sales of Precious Moments from the third quarter of 2005, net revenues in the third quarter of 2006 were down 21% from the $64.6 million in the year-ago period. The sales decline in the third quarter 2006 primarily reflects the impact from slower ramp-up of product shipments out of our third-party warehouse and distribution facility in China due to lower than planned production in China, lost sales of replenishment product due to U.S. shipping delays from our third-party warehouse and distribution facility in Indiana, and lower sales of collectible products.
Gross profit was $21.4 million compared to $31.2 million in the third quarter of 2005. Gross profit margin increased to 42% from 41% in the third quarter of 2005. Gross profit margin during the quarter, excluding the impact of Precious Moments revenues in the year-ago period, decreased 1.8 percentage points due primarily to higher royalty costs and unrecovered freight costs.
Selling, general and administrative expenses (SG&A) decreased $6.1 million, or 20%, to $23.8 million from $29.9 million reported in the third quarter of 2005. The decrease reflects reduced salary expense, reduced consulting and temporary services, and lower commissions due to reduced sales.
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Operating loss from the continuing operations for the third quarter was $2.4 million compared to operating income of $1.2 million in the same period in 2005, due to the impact from the shortfall in sales which was partially offset by the improvement in the gross margin percentage and lower SG&A expenses.
Third quarter net loss was $5.5 million, or ($.36) per diluted share, compared to a net loss of $2.1 million, or ($.14) per diluted share, in the third quarter of 2005. Net loss for the quarter primarily reflects lower sales despite lower operating costs.
Commentary
Basil Elliott, president and Chief Executive Officer of Enesco, stated, “Management’s immediate priority is to secure replacement financing for the Company. In so doing, we retained Mesirow Financial, Inc. to assist us in our efforts, as well as to explore any strategic alternatives. In addition, we recently signed an amendment to our existing credit facility, which has the effect of continuing our current financing until December 29, 2006. We appreciate our lenders’ cooperation and are working toward fulfilling our obligation to enter into a definitive agreement by the end of this month, as indicated in the amendment, for a transaction that will refinance our current credit facility.”
Regarding third quarter results, Mr. Elliott commented, “Throughout the year, we have been aggressively implementing our Operating Improvement Plan. We are beginning to realize positive initial results from that Plan, most significant of which has been our effort to reduce the corporate overhead, general, administrative and marketing costs. Through the first nine months of 2006, SG&A costs have been reduced by more than $20 million. We believe that we are on our way to achieve our 2007 goal of generating $26.7 million in pre-tax annualized cost savings.”
“Our revenues for the quarter were negatively impacted by the loss of production capacity in China during the first six months of this year,” added Mr. Elliott. “This was an outcome from the product rationalization late last year. While we were able to secure sufficient capacity for the remainder of 2006 in May, those product orders, which would have shipped during the summer months, are expected to ship in the fourth quarter. As a result, we expect revenues for the fourth quarter to be higher in aggregate versus the fourth quarter of 2005. “
More detailed information is set forth in Enesco’s Form 10-Q for the quarter ended September 30, 2006, which is being filed today, Tuesday, November 14, 2006.
Conference Call
A conference call will be broadcast live on Wednesday, November 15, 2006 at 10:00 a.m. CT (11:00 a.m. ET) to discuss Enesco’s third quarter financial results as well as other recent company events. Investors interested in participating on the live call can do so by calling 1-888-271-7222, and ask for the Enesco Quarterly Earnings conference call. Investors also may listen to the live call via a Webcast at http://www.enesco.com and click on “Investor Relations,” or by logging onto http://www.streetevents.com.
To listen to the Webcast, your computer must have RealPlayer installed. This Webcast will be available online for 90 days following the live conference call on www.enesco.com. If you do not have RealPlayer, go to http://www.streetevents.com prior to the call to download RealPlayer for free.
For a phone replay, call 1-800-642-1687, Passcode: 9890493. The phone replay will be available for one month following the conference call.
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About Enesco Group, Inc.
Enesco Group, Inc. is a leader in the giftware, and home and garden décor industries. Serving more than 44,000 customers worldwide, Enesco distributes products to a wide variety of specialty card and gift retailers, home décor boutiques, as well as mass-market chains and direct mail retailers. Internationally, Enesco serves markets operating in the United Kingdom, Canada, Europe, Mexico, Australia and Asia. With subsidiaries located in Europe and Canada, and a business unit in Hong Kong, Enesco’s international distribution network is a leader in the industry. The Company’s product lines include some of the world’s most recognizable brands, including Heartwood Creek® by Jim Shore, Foundations®, Pooh & Friends®, Walt Disney Classics Collections®, Disney Traditions™, Disney®, Border Fine Arts™, Cherished Teddies®, Halcyon Days®, and Lilliput Lane™, among others. Further information is available on the Company’s web site at www.enesco.com.
This press release contains forward-looking statements, which reflect management’s current assumptions and beliefs and are based on information currently available to management. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “anticipates,” “could,” “estimates,” “plans,” and “believes,” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors, which could cause actual results to vary materially from those anticipated, estimated, expected or projected. Important factors that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include, but are not limited to: the Company’s success in implementing its comprehensive plan for operating improvement and achieving its goals for cost savings and market share increases; the Company’s success in developing new products and consumer reaction to the Company’s new products; the Company’s ability to secure, maintain and renew popular licenses, particularly our Cherished Teddies, Disney and Jim Shore Designs licenses; the Company’s ability to grow revenues in mass and niche market channels; the Company’s ability to comply with covenants contained in its credit facility; changes in general economic conditions, as well as specific market conditions; fluctuations in demand for our products; manufacturing lead times; the timing of orders and shipments and our ability to predict customer demands; inventory levels and purchase commitments exceeding requirements based upon forecasts; collection of accounts receivable; changes in the regulations and procedures affecting the importation of goods into the United States; changes in foreign exchange rates; price and product competition in the giftware industry; variations in sales channels, product costs or mix of products sold; and, possible future terrorist attacks, epidemics, or acts of war. In addition, the Company operates in a continually changing business environment and does not intend to update or revise the forward-looking statements contained herein, which speak only as of the date hereof. Additional information regarding forward-looking statement risk factors is contained in the Company’s reports and filings with the Securities and Exchange Commission. In light of these risks and uncertainties, the forward-looking statements contained herein may not occur and actual results could differ materially from those set forth herein. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.
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ENESCO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended Septemeber 30, 2006 and 2005
(Unaudited)
(In thousands, except per share amounts)

	September 30,	September 30,
	2006	2005	% Change
Net revenues	$50,757	$75,522	-33%

Cost of sales	29,381	44,354	-34%

Gross profit	21,376	31,168	-31%

Gross profit %	42.1%	41.3%

Selling, general and administrative expenses	23,814	29,927	-20%

Operating income (loss) from continuing operations	(2,438)	1,241

Interest expense	(1,361)	(661)
Interest income	23	15
Other income (expense), net	(149)	(145)

Income (loss) from continuing operations before income taxes	(3,925)	450

Income tax expense	(1,565)	(2,429)	-36%

Income (loss) from continuing operations	(5,490)	(1,979)	177%

Discontinued operations:
Loss from operations of Dartington	—	(194)
Income tax benefit	—	58

Loss from discontinued operations	—	(136)

Net loss	$(5,490)	$(2,115)	160%

Loss per share of Common Stock:
Basic and diluted — continuing operations	$(0.36)	$(0.13)	172%
Basic and diluted — discontinued operations	$—	$(0.01)
Basic and diluted — net loss	$(0.36)	$(0.14)	155%

Average shares outstanding	15,055	14,773	2%

ENESCO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months Ended September 30, 2006 and 2005
(Unaudited)
(In thousands, except per share amounts)

	September 30,	September 30,
	2006	2005	% Change
Net revenues	$124,092	$178,394	-30%

Cost of sales	76,526	107,819	-29%

Cost of sales — loss on license termination	—	7,713

Gross profit	47,566	62,862	-24%

Gross profit %	38.3%	35.2%

Selling, general and administrative expenses	74,455	94,719	-21%
Goodwill impairment loss	5,292	—

Operating loss from continuing operations	(32,181)	(31,857)	1%

Interest expense	(2,859)	(1,516)
Interest income	76	173
Other income (expense), net	(375)	(288)

Loss from continuing operations before income taxes	(35,339)	(33,488)	6%

Income tax expense	(2,770)	(5,126)	-46%

Loss from continuing operations	(38,109)	(38,614)	-1%

Discontinued operations:
Loss from operations of Dartington	(3,659)	(1,076)	240%
Income tax benefit	810	323	151%

Loss from discontinued operations	(2,849)	(753)	-278%

Net loss	$(40,958)	$(39,367)	4%

Loss per share of Common Stock:
Basic and diluted — continuing operations	$(2.54)	$(2.63)	-3%
Basic and diluted — discontinued operations	$(0.19)	$(0.05)	271%
Basic and diluted — net loss	$(2.73)	$(2.68)	2%

Average shares outstanding	14,982	14,692	2%

ENESCO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
As of September 30, 2006 and December 31, 2005

(In thousands)

	September 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$7,451	$12,918
Accounts receivable, net	45,619	42,285
Inventories	38,906	40,659
Prepaid expenses	4,299	3,471
Deferred income taxes	899	783
Asset held for sale	2,076	—

Total current assets	99,250	100,116

Property, plant and equipment, net	10,476	15,504

Other assets	8,467	14,571

Total assets	$118,193	$130,191

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Notes and loans payable	$59,431	$30,823
Accounts payable	15,323	15,306
Federal, state and foreign income taxes	9,250	9,005
Deferred gain on sale of fixed assets	4,942	6,358
Accrued expenses	12,240	14,592

Total current liabilities	101,186	76,084

Total non-current liabilities	932	1,281

Total shareholders’ equity	16,075	52,826

Total liabilities and shareholders’ equity	$118,193	$130,191

ENESCO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPT 30, 2006 AND 2005
(Unaudited)
(In thousands)

	Sept 30,	Sept 30,
	2006	2005
Operating Activities of Continuing Operations:
Loss from continuing operations	$(38,109)	$(38,614)
Adjustments to reconcile net loss to net cash used by operating activities of continuing operations	4,493	5,184

Net cash used by operating activities from continuing operations	(33,616)	(33,430)

Investing Activities of Continuing Operations:
Purchases of property, plant and equipment	(393)	(1,660)
Proceeds from sales of property, plant and equipment	517	766

Net cash provided (used) by investing activities of continuing operations	124	(894)

Financing Activities of Continuing Operations:
Net issuance of notes and loans payable	28,608	23,979
Exercise of stock options	—	322

Net cash provided by financing activities of continuing operations	28,608	24,301

Discontinued Operations:
Operating activities	(3,114)	208
Investing activities	1,753	(314)

Net cash used by discontinued operations	(1,361)	(106)

Effect of exchange rate changes on cash and cash equivalents	778	(424)

Decrease in cash and cash equivalents	(5,467)	(10,553)
Cash and cash equivalents, beginning of period	12,918	14,646

Cash and cash equivalents, end of period	$7,451	$4,093

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